UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 10, 2022 (January 5, 2022)

PLURISTEM THERAPEUTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-31392	98-0351734
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

MATAM Advanced Technology Park
Building No. 5
Haifa, Israel	3508409
(Address of Principal Executive Offices)	(Zip Code)

011 972 74 710 7171

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	PSTI	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 5, 2022, Pluristem Therapeutics, Inc., or the Company, through its subsidiary Pluristem Ltd., or the Subsidiary, and Tnuva Food Industries – Agricultural Cooperative in Israel Ltd., through its fully owned subsidiary, Tnuva Food-Tech Incubator (2019), Limited Partnership, or Tnuva, entered into certain agreements relating to the establishment and operation of a joint venture company, Plurinuva Ltd. (which name may be changed from time to time), an Israeli company, or NewCo, with the purpose of developing cultured meat products of all types and kinds. NewCo is intended to be engaged in the development, manufacturing and commercialization of technology, know-how and products that will be based on licensed products relating to the field, or the Field, of cultured meat, or the Licensed Products.

The consummation of the transactions contemplated above is subject to the fulfillment of customary conditions precedent, including without limitation, the approval of the Israeli Innovation Authority.

In furtherance of the joint venture, Tnuva entered into a Share Purchase Agreement, or SPA, with NewCo and the Subsidiary, pursuant to which NewCo shall issue, on the closing date of the SPA, or the Closing Date, 187,500 of its ordinary shares to Tnuva, constituting 15.79% of its share capital as of the Closing Date, as well as a warrant, in consideration of an aggregate of $7,500,000 in cash. The warrant, or the First Warrant, to be issued to Tnuva, permits Tnuva to purchase up to 125,000 ordinary shares of NewCo at an exercise price of $40.00 per share, and has a term commencing on the Closing Date and ending at the earlier of (i) six (6) months from the Closing Date, (ii) immediately prior to and subject to the consummation of an initial public offering or acquisition of NewCo or (iii) the consummation of a financing round with a non-affiliated investor. In addition, on the six (6) months anniversary of the Closing Date, and provided that the First Warrant has not expired, NewCo shall issue to Tnuva a second warrant, or the Second Warrant, which will permit Tnuva to purchase up to a number of ordinary shares, or the then most senior securities issued by NewCo, of NewCo, in consideration for such amount equal to 200% of the remaining balance of the aggregate purchase price of the First Warrant, or the Aggregate Exercise Price, provided that Tnuva exercises at least 62,500 ordinary shares at a price per share of $40.00, or $2,500,000 in the aggregate, of the First Warrant. The Second Warrant’s exercise price per share equals $76.00. The Second Warrant has a term commencing on the six (6) months anniversary of the Closing Date and ending at the earlier of (i) six (6) months from its issuance, (ii) immediately prior to and subject to the consummation of an initial public offering or acquisition of NewCo or (iii) the consummation of a financing round with a non-affiliated investor. In addition, pursuant to the SPA, in the event the Company decides to use its technology for the development of cultured milk or fish products, Tnuva shall also have the right, for a period of seven (7) years following the Closing Date, to participate in the formation of additional separate joint ventures for the development of those products.

Prior to the Closing Date, the Subsidiary and NewCo shall execute a Technology License Agreement, or the License Agreement, and at the Closing, the Subsidiary and NewCo shall execute a Transitional Services Agreement, or the Services Agreement. Pursuant to the License Agreement, the Subsidiary shall grant NewCo an exclusive, royalty bearing, perpetual and irrevocable, worldwide, non-transferable (except under specific circumstances specified thereunder), sublicensable license to its technology for the use in the development of the Licensed Products. In addition, NewCo shall grant the Subsidiary, pursuant to the License Agreement, an exclusive, perpetual and irrevocable, worldwide, sublicensable, royalty-free, license to use, make, exploit and develop the improvements made by NewCo to the licensed technology outside of the Field. In consideration for the license, NewCo agreed to grant the Subsidiary royalties in the mid-single digits. Pursuant to the terms of the Services Agreement, the Subsidiary shall provide NewCo transitional services to support its commercial efforts on a cost basis, for an initial term of eighteen (18) months, subject to mutual extension for an additional six (6) months.

Pursuant to the SPA, Tnuva and NewCo agreed to enter into a Commercialization Agreement within twelve (12) months pursuant to which Tnuva shall be granted exclusive marketing, distribution and sale rights of the Licensed Products in Israel. Tnuva’s exclusivity in the region will be subject to achieving and maintaining specific milestones. NewCo shall retain exclusive worldwide marketing, distribution, and sale rights for the Licensed Products worldwide, except in Israel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLURISTEM THERAPEUTICS INC.

Date: January 10, 2022	By:	/s/ Chen Franco-Yehuda
	Name:	Chen Franco-Yehuda
	Title:	Chief Financial Officer

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